Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-175118) pertaining to the Vanguard Health Systems, Inc. 2004 Stock Incentive Plan and the Vanguard Health Systems, Inc. 2011 Stock Incentive Plan of our report dated August 25, 2011 (except for paragraph 6 of Note 1 and paragraph 8 of Note 3 as to which the date is March 27, 2012) with respect to the consolidated financial statements of Vanguard Health Systems, Inc., included in this current report (Form 8-K) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Nashville, Tennessee

March 27, 2012